Exhibit 10.45

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between Perry Ellis International, Inc. (hereinafter referred to as the “Company”) and Mr. Paul Rosengard (hereinafter referred to as “Mr. Rosengard”).

WHEREAS, the Company desires to employ Mr. Rosengard in the capacity of President, Perry Ellis Brand; and

WHEREAS, the Company and Mr. Rosengard desire to set forth in this Agreement all of the terms and conditions of said employment, and to establish a mechanism to resolve disputes relating to said employment, and to establish limitations on post-term solicitation, use of confidential information, and competition;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the Company and Mr. Rosengard agree as follows;

1.	Effective Date and Term.

This Agreement is effective as of August 1, 2007 (the “Effective Date”). This Agreement is for an indefinite term and can be terminated at any time by either party in accordance with the terms and conditions expressly set forth herein.

2.	Duties and Responsibilities.

The Company hereby employs Mr. Rosengard as Group President, Perry Ellis and Premium Brands, with such powers and duties in those capacities as may be established from time to time by the Company in its discretion. Mr. Rosengard will report directly to Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer of the Company. Mr. Rosengard will work for the Company on a full working time basis and devote his full time, attention and energies to the Company’s business. During his employment, Mr. Rosengard will not actively or passively, if same would materially detract from his duties hereunder, engage in any other business activities on his own behalf or for any other entity, other than for the benefit of the Company, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. However, nothing in this Agreement shall prevent Mr. Rosengard from passively investing in business activities so long as such investments require no active participation by Mr. Rosengard, or from engaging in other charitable or civic activities so long as such activities do not materially detract from Mr. Rosengard’s job duties herein. Mr. Rosengard shall be based at the Company’s principal offices in New York, New York except for required travel on the Company’s business.

3.	Compensation.

a. Base Salary. The Company promises to pay Mr. Rosengard an annualized base salary of Five Hundred Thousand Dollars ($500,000.00), less applicable deductions, payable in installments according to the Company’s normal payroll practices.

Mr. Rosengard shall be eligible to receive annual zed increases in compensation, at the discretion of the Company, to become effective on or before May 1 of the applicable calendar year, if Mr. Rosengard’s job performance merits an increase in pay.

b. Management Incentive Program. In addition to the Base Salary described in Paragraph 3.a of this Agreement, the Mr. Rosengard shall participate in the Company’s Management Incentive Program (hereinafter, “MIP”). The amount and method of payment of any compensation paid to Mr. Rosengard shall be determined in accordance with the applicable terms of the MIP. Mr. Rosengard shall be eligible for up to 40% target bonus under the MIP. Mr. Rosengard shall be eligible to receive a prorated portion of his MIP bonus in the event Mr. Rosengard is terminated without “Cause” as defined herein after the end of the third quarter of the fiscal year. The amount of the prorated bonus shall be calculated by multiplying Mr. Rosengard’s regular bonus (the amount that he would have received had he continued in employment until the end of the fiscal year) by a fraction, the numerator of which is the number of full months that have expired at the time of Mr. Rosengard’s termination, and the denominator of which is the number twelve (12).

c. Vacation and Personal Leave. Mr. Rosengard shall be eligible for up to four (4) weeks of paid vacation each calendar year of his employment, and up to six (6) days of personal leave each calendar year of his employment. Any accrued but unused vacation and/or personal leave may not be carried forward from year to year but will be paid out on the termination of Mr. Rosengard’s employment for any reason.

d. Other Employee Benefits. Mr. Rosengard will be eligible to participate in any other group employee benefit plan that is generally available to all Company employees, so long as Mr. Rosengard meets the applicable eligibility requirements of individual benefit plan and subject to the terms and conditions of each benefit plan.

e. Expense Reimbursement. During Mr. Rosengard’s term of employment, the Company, upon the submission of supporting documentation by Rosengard, and in accordance with Company policies for its executives, shall reimburse Rosengard for all reasonable expenses actually paid or incurred by Rosengard in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

4.	Change in Control

In the event that, within the 12 month period following a Change in Control (as herein defined), Mr. Rosengard’s employment is terminated by the Company other than for Cause, or Mr. Rosengard terminates his employment for Good Reason (as herein defined), he shall be entitled to the following benefits: (a) any granted but unvested Stock and/or Option to purchase the Company’s common stock will become fully vested and exercisable immediately upon such termination and shall thereafter remain exercisable [till the earlier of 60 days or the expiration date of such Option]; and (b) a severance payment in the aggregate amount of one year of Mr. Rosengard’s then-current Base Salary (as defined in Paragraph 3(a) hereof) plus an amount equal to any incentive compensation paid to Mr. Rosengard pursuant to Paragraph 3(b) hereof during the Company’s fiscal year preceding any such termination. In order to receive the benefits described in this Paragraph, Mr. Rosengard shall be required to execute a waiver of claims and general release in a form reasonably satisfactory to both parties.

For purposes of this Paragraph 4, the term “Change in Control” shall mean the occurrence of any of the following events:

1.	the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act) (other than (x) any subsidiary or affiliate of the Company or (y) any entity owned, directly or indirectly, 50% or more by Perry Ellis International, Inc. or (z) any employee benefit plan of any such entity) through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

2.	The complete liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); or

3.	The sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; or

4.	The termination or replacement of George Feldenkreis as Chairman and Chief Executive Officer of Perry Ellis International, Inc.; provided, however, that the death or retirement of George Feldenkreis shall not trigger a Change in Control under this Section 4.

“Good Reason” means, without Mr. Rosengard’s written consent: (i) a material diminution of Mr. Rosengard’s titles, duties or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with his titles, duties and responsibilities hereunder; (ii) a change in direct reporting relationship to someone other than Oscar Feldenkreis; (iii) a reduction in the Executive’s Base Salary, annual bonus or incentive compensation opportunity (it being understood that a reduction in the dollar amount of Mr. Rosengard’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Mr. Rosengard’s annual bonus opportunity); or (iv) requiring Mr. Rosengard’s principal place of business to be located other than New York, New York.

5.	Mr. Rosengard’s Death or Inability to Perform

In the event of Mr. Rosengard’s death, this Agreement and the Company’s obligation to pay Mr. Rosengard’s salary and compensation automatically end. If Mr. Rosengard becomes unable to perform his employment duties during the Term of this agreement, and he has no paid leave of absence available to him, his compensation under this Agreement shall automatically end until such time as Mr. Rosengard becomes able to resume his job duties for the Company. In the event that Mr. Rosengard becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months, this Agreement and Rosengard’s employment will be automatically terminated. In such case, Mr. Rosengard’s salary and compensation shall automatically end.

6.	Termination by Company for Cause.

The Company may terminate this Agreement and Mr. Rosengard’s employment “for Cause” at any time with or without notice. As used herein, “for Cause” shall mean any one of the following:

•	Mr, Rosengard’s habitual neglect of his job duties and responsibilities; or

•	Conviction of any felony, excluding minor traffic offenses; or

•	Commission of a material act of dishonesty or a material breach of a fiduciary duty; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment; or

•	A material breach of this Agreement, provided that Mr. Rosengard has failed to cure such material act or omission within 30 days after written notice thereof.

In the event Mr. Rosengard is termininated “for Cause,” his pay and benefits shall end on his last date of employment and any unvested benefits shall forfeit, and Mr. Rosengard shall be entitled to no other compensation from that day forward, but will be promptly be paid for accrued compensation as of that date, except as otherwise provide in paragraph 3(c) above.

7.	Termination by Company Without “Cause”

The Company may terminate this Agreement and Mr. Rosengard’s employment without Cause at any time and for any reason upon thirty (30) days written notice to Mr. Rosengard. In the event that the Company terminates Mr. Rosengard’s employment without Cause, the Company will pay Mr. Rosengard severance pay in the amount of six (6) months of Base Salary. Mr. Rosengard shall be required to execute a Severance Agreement and General Release in a form that is reasonably satisfactory to both parties in order to receive severance pay. Mr. Rosengard shall not be entitled to any compensation or benefits from the date of his termination forward.

8.	Termination of Agreement by Mr. Rosengard

Mr. Rosengard may terminate this Agreement and his employment with the Company upon thirty (30) days prior written notice to the Company. In such case, Mr. Rosengard may be required to perform his business duties and will be paid his regular salary up to the date of termination. At the option of the Company, the Company may require Mr. Rosengard to depart from the Company at any time during such thirty (30) day period upon receiving said thirty (30) days notice from Mr. Rosengard of the termination of the Agreement, and in such event, the Company shall only be required to pay Mr. Rosengard for the balance of his salary and benefits for that workweek, and not be required to continue to pay Mr. Rosengard any salary or benefits for the remainder of the thirty (30) day period.

9.	Cooperation

Upon the termination of this Agreement for any reason, Mr. Rosengard agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Mr. Rosengard performed for the Company. Further, after termination of this Agreement, Mr. Rosengard will upon reasonable notice furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become a party.

10.	Covenant Not To Compete

During the term of his employment (whether under this Agreement or otherwise) and for a period of six (6) months following the termination of Mr. Rosengard’s employment (for any reason, whether initiated by Mr. Rosengard or the Company), Mr. Rosengard promises and agrees that he will not enter into any employment or other agency relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any of the following business organizations, or their affiliated organizations that directly compete with the Company, if any: (1) Haggar; (2) Liz Claiborne, Inc.; (3) Philips Van Heusen; (4) Kenneth Cole; or (5) DKNY, provided, that Mr. Rosengard may hold the securities and/or passively invest in shares of capital stock or other equity securities of any such entity so long as does not acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five percent of any class of capital stock of such entity. Mr. Rosengard acknowledges that the business entities identified in the preceding sentence are competitors of Perry Ellis and that the restrictive covenant herein is necessary to protect Perry Ellis legitimate business interests. This restrictive covenant may be assigned by Perry Ellis to any successor entities.

11.	Agreement Not to Disclose Trade Secrets or Confidential Information

(a) Trade Secrets. During the term of his employment and after (whether under this Agreement or otherwise) Mr. Rosengard’s termination from employment with the Company or any successor organization (for any reason by Mr. Rosengard or the Company), Mr. Rosengard promises and agrees that he will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of his service with the Company and/or its related business entities. As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used in the operation of the Company’s business and which provides the Company an advantage or an opportunity to obtain an advantage over those who do not know or use it. “Trade Secret” also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangement with vendors or suppliers, business development plans or activities, or Company financial information.

(b) Confidential Information. During the term of his employment and after Mr. Rosengard’s termination of employment (whether under this Agreement or otherwise) with Perry Ellis or any successor organization (for any reason, whether initiated by Mr. Rosengard or the Company), Mr, Rosengard shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way any Confidential Information pertaining to the business of the Company. Any Confidential Information or Data now or hereafter acquired by Mr. Rosengard with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable special and unique asset of the Company that is received by Mr. Rosengard in confidence and as a fiduciary. For purposes of this Agreement, “Confidential Information” means information disclosed to Mr. Rosengard as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Mr. Rosengard) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business.

12.	Agreement Not to Solicit Or Hire Company Employees

If Mr. Rosengard leaves the employment of the Company for whatever reason, Mr. Rosengard promises and agrees that during the twelve (12) months following his departure from the Company, he will not, without the express written permission of the Company, directly employ as a consultant or employee any person who is a “Protected Employee.” “Protected Employee” shall mean any person who is employed by PERRY ELLIS or its subsidiaries affiliates as of the Effective Date or at any time during Mr. Rosengard’s employment hereunder and who has, as part of that employment: (a) been exposed to or had knowledge of confidential business information or trade secrets of PERRY ELLIS; (b) is a party to any restrictive covenant with PERRY ELLIS; or (c) has relationships with customers, vendors, or manufacturers and has the potential ability to adversely impact PERRY ELLIS’ goodwill in any customer, vendor or manufacturer relationship to any degree. However, the term “Protected Employee” shall not include any person whose employment has been voluntarily or involuntarily terminated by PERRY ELLIS and who, following such termination, has not been employed by PERRY ELLIS for at least six (6) months. Mr. Rosengard agrees not to solicit, recruit or directly or indirectly hire or employ any of PERRY ELLIS’s Protected Employees for twelve (12) months following the termination of Mr. Rosengard’s employment for any reason, with the exception of the Executive Administrative Assistants of Mr. Rosengard.

13.	Injunctive Relief

In recognition of the unique services to be performed by Mr. Rosengard and the possibility that any violation by Mr. Rosengard of paragraphs 10, 11, or 12 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Mr. Rosengard expressly stipulates and agrees that the Company shall be entitled upon ten (10) days written notice to Mr. Rosengard to obtain an injunction from any court of competent jurisdiction regarding any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for actual or liquidated damages.

14.	Survival

Anything contained in this Agreement to the contrary notwithstanding, the provisions of paragraphs 10, 11, or 12 and the other provisions of this Agreement necessary to effectuate the survival of Sections 10, 11, or 12 shall survive termination of this Agreement and any termination of Rosengard’s employment hereunder.

15.	Judicial Modification of Agreement.

The Company and Mr. Rosengard specifically agree that a court of competent jurisdiction (or an arbitrator as appropriate) may modify or amend paragraphs 10, 11, or 12 of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

16.	Resolution of Disputes by Arbitration

Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in the City of Miami in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of paragraphs 10, 11, or 12 of this Agreement. The prevailing party shall be entitled to payment for all costs and reasonable attorney’s fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

17.	Adequate Consideration

Mr. Rosengard expressly agrees that the Company is providing adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

18.	Effect of Prior Agreements.

This Agreement supersedes any prior verbal or written agreement or understanding between the Company and Mr. Rosengard.

19.	Limited Effect of Waiver by Company

If the Company waives a breach of any provision of this Agreement by Mr. Rosengard, that waiver will not operate or be construed as a waiver of other breaches of this Agreement by Mr. Rosengard.

20.	Severability

If any provision of this Agreement is held invalid for any reason, said invalidity shall not affect the enforceability of any other provision of this Agreement, and all other provisions of this Agreement will remain in effect.

21.	Assumption of Agreement by Company’s Successors and Assigns.

At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company’s successors and assigns, Mr. Rosengard may not assign his rights and obligations under this Agreement.

22.	Applicable Law

Mr. Rosengard and the Company agree that this Agreement shall be subject to and enforceable under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 30th day of October, 2007.

Perry Ellis International, Inc.		Paul Rosengard

By:	/s/ Fanny Hanono	/s/ Paul Rosengard